UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Amendment No. 2

to

FORM 10

General Form for Registration of Securities

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

NUTRIBAND INC.

(Exact name of registrant as specified in its charter)

Nevada	81-1118176
(State or other jurisdiction of incorporation or organization)	(IRS Employer ID No.)

309 Celtic Court, Oviedo, Florida	32765
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (385) 881-3385

Securities to be Registered Under Section 12(b) of the Act: None

Securities to be Registered Under Section 12(g) of the Act:

Common Stock, $0.001 Par Value

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

PART I

ITEM 1. Business.

History and Background

In April of 2012, Nutriband Ltd. was established and registered in Dublin, Ireland, by CEO and founder Gareth Sheridan, to enter the health supplement market with new applications of transdermal patches for delivery of supplements. Initial market research was performed, and Nutriband Ltd. worked on the science of the patch and to develop three core products that would be effective and reliable for market testing: a multivitamin, an amino acid mix and finally an energy patch.

Having successfully sought out a contract manufacturer in Asia to produce a small quantity of products to test the market, Nutriband Ltd. went to production and started to create sales accounts. By the end of 2012, Nutriband Ltd. had received small purchase orders from distributors in Ireland and independent stores.

The year 2013 was a restructure phase; expenditures were made towards creating contacts for expansion internationally. These came to fruition in February 2014 when Nutriband Ltd. signed a license and distribution deal with a Utah based company Nutranomics Inc. Over the next eight months, efforts were then focused on rebranding, reformulating and improving the product. In February 2015 Nutriband Ltd. was acquired by Nutranomics. The acquisition, however, was rescinded in November 2015 pursuant to an agreement by both parties, as terms of our agreement with Nutranomics were not met regarding product development and sales, and Nutranonomics was also not in a financial position to produce Nutriband products.

Mr. Sheridan decided to completely restructure the approach to the marketing effort for the Nutriband products, and brought on our Chief Financial Officer, whose experience in the financial industry would assist the Company in raising investment capital and introducing and marketing our products to the nutritional supplement distributors, retailers and others in that market. In 2016 Nutriband Ltd. had raised some working capital and was acquired by a newly-formed Nevada corporation, Nutriband Inc., in January 2016, from Gareth Sheridan in exchange for 2,500,000 shares of the Company’s common stock. Nutriband Ltd. following the acquisition became a wholly-owned subsidiary of Nutriband Inc. (Nevada) and we moved manufacturing and operations to the United States. Following the acquisition of Nutriband Ltd. by the Company, all prior sales agreements, licensing arrangements and acquisitions entered into or under negotiation by Nutriband Ltd. are not being pursued further or, if necessary, have been terminated.

Unless the context otherwise requires, the terms the “Company", “Nutriband”, "we," "our" and "us" refers to Nutriband Inc., and, as the context requires, its subsidiary Nutriband Limited.

Business and products

As at this time, the Company has not had any sales of its products, which are nutritional, cosmetic and therapeutic transdermal patches. The Nutriband product line initially consists of three transdermal patch products currently, with additional products under development. The basis of the product’s operation is that, once the product is applied, the ingredients will pass through the skin and release the product over a period of time rather than having the user take pill alternatives.

The initial products of Nutriband Ltd. were developed solely by Gareth Sheridan and were manufactured in China on a small scale to test market acceptance. The products are being extensively redeveloped with U.S. based manufacturer in North Carolina. Product shape, density and quality has been improved along with packaging design and branding.

The product line currently consists of three products: an Energy Patch line, a Weight Management patch line and a Multivitamin Patch line. New products under development which relate to the cosmetic line include an anti-aging cream and an anti-wrinkle facial patch to be worn under the eye.

No studies have been conducted internally; however, the Company has based the quantities of vitamins on government recommended daily requirements, as well as the medical suggested tolerable upper intake levels (UIL). Nutriband patches contain lesser quantities than what would be required to cause any health issue involving hypervitaminosis or other problematic results based on current medical institutional or governmental recommendations or practice, for example, the UIL for Vitamin D promulgated by the U.S. Institute of Medicine.

All product lines can be bought for a single application, and in five pack and thirty pack options.

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Some Unique Features of Nutriband Products

●	Similar to the nicotine patch, the contents are absorbed slowly and continuously over extended periods of time. This avoids 'overdosing' of vitamins and other nutrients.
●	The Nutriband patch is small, discreet and simple to use.
●	Only essential ingredients plus our proprietary delivery gel. No additives, flavorings, preservatives or other.
●	Nutriband Patches are also completely vegetarian and vegan friendly, which cannot be claimed for similar capsule form supplements as gelatine is derived from collagen which is obtained from various animal by-products.

Competition and Markets

Target Markets

The target market for the Company is the global supplement market and currently to a lesser extent, the therapeutic pharmacy and cosmetic markets. In the U.S., sales of vitamins and dietary supplements grew consistently from US$19.7 billion in 2009 to US$24.6 billion in 2013, according to Euromonitor International’s latest data.

In 2013 for Ireland and the U.K., the markets were valued at: UK - c. 700 million pounds Sterling; and

Ireland - 60 million euros.

"Healthcare reform, an aging population and growth in the number and variety of dietary supplements offered will boost revenue for the Vitamin and Supplement Manufacturing industry at an average rate of 4.5% annually, according to IBIS World, publisher of industry research.” (www.neutraceuticalsworld.com)

Our Market Strategy

Raw Materials, Production and Fulfillment

We are currently using a third party manufacturer, Pocono Coated Products, Cherryville, North Carolina, but plan, if the markets for our products develop and we have sufficient capital, to use facilities around the world to ensure that production will continue in the event of a disturbance in operation at any given location, and to source some of our raw materials directly. All raw materials are sourced by our contract manufacturer in N. Carolina through their list of suppliers. We do not deal directly with the raw material suppliers. Our manufacturer does not have a FDA CGMP certificate; however, they advise us that the facility is completely compliant with FDA regulations for manufacturing our current range, and have been inspected by the FDA resulting in comments for certain improvements, which were carried out. At this time, we are substantially dependent on this manufacturer and have a quality control agreement the manufacturer as of July 19, 2016, which agreement sets out responsibilities for both parties for quality control. Prior to this date we have not had an agreement in place.

Sales and Marketing

The highly fragmented, competitive nature of the nutritional supplement market makes sales and marketing efforts within the sector largely relationship driven. We are currently selling our products to customers through our website and plan to use direct marketing to wholesalers and distributors, so that we establish a network of retail distributors as well as an online customer base.

We also plan to use the social media to promote our products, multiple times daily, through Facebook, Twitter, LinkedIn, Pinterest, and other social media sites. Through this medium we are able to obtain referral customers, new customers, and educate our customers.

The third tool is email campaigns. We plan to utilize email to our customer lists for newsletters, pricing updates, and promotional offers.

The Company has marketing contacts through the various distributors we have contacts with. We plan to budget to ensure SEO placement (favourable and higher ranking appearance on search engines so as to generate more traffic) for online presence. Samples have been sent to a number of distributors with positive feedback; however, no distribution agreements have been requested or offered. We are not in a process of negotiating any further manufacturing, customer or acquisition agreements currently.

We plan to participate in industry conferences and expos, and to seek endorsements from athletes and other known celebrities.

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Competition

The U.S. and international nutritional supplements retail industry is a large, highly fragmented and growing industry, with no single industry participant accounting for a majority of total industry retail sales. We believe competition is based on price, quality and assortment of products, customer service, marketing support and availability of new products. In addition, the market is highly sensitive to the introduction of new products.

Virtually all of our competitors have had longer operating histories, better brand recognition and greater financial resources than we do.  In order for us to successfully compete in our industry, we will need to raise additional capital, develop our brand, leverage our management’s contacts and business experience to develop a wider customer base, develop a comprehensive marketing system for retail clients, and increase our financial resources.

We compete with shots, nutrition shakes, supplement pills, supplement capsules, and dissolvable multivitamins. Some key players in this area are Patch MD, Le-Vel, 5 Hour Energy, Berocca and Red Bull.

The above brands have all established themselves as key brands in the area of supplemental nutrition although much of their product ingestion diversification is very minimum therefore we believe leaving the gap open for Nutriband to exploit. As seen previously almost half of supplement users are open to new methods of ingestion due to reasons such as taste quality or hassle or pill swallowing complications.

However, there can be no assurance that even if our products gain market acceptance, that we will be able to compete effectively with the other companies in our industry. As we are a relatively small company, we face the same problems as other small companies in any industry, including the lack of available funds, lack of established distribution channels or large customer base. Our competitors may be substantially larger and better funded than us, and have significantly longer histories of operation and development than us. In addition, they may be able to provide more competitive products than we can and generally be able to respond more quickly to new or emerging technologies and changes in legislation and regulations relating to the industry. Additionally, our competitors may devote greater resources to the development, promotion and sale of their products or services than we do. Increased competition could also result in loss of key personnel, reduced margins or loss of market share, any of which could harm our business.

Governmental Regulation

The manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products are subject to regulation by one or more federal agencies, including the FDA, Consumer Product Safety Commission, or CPSC, and the U.S. Department of Agriculture, or USDA. Advertising and other forms of promotion and methods of marketing are subject to regulation primarily by the U.S. Federal Trade Commission, or FTC, which regulates these activities under the Federal Trade Commission Act, or FTCA. The FTC and the FDA work together under a division of responsibilities between the two agencies. As applied to dietary supplements, the FDA has primary responsibility for claims on product labeling, including packaging, inserts, and other promotional materials distributed at the point of sale. The FTC has primary responsibility for claims in advertising, including print and broadcast ads, infomercials, catalogs, and similar direct marketing materials. The foregoing matters regarding our products are also regulated by various state and local agencies as well as those of each foreign country in which we would distribute our products.

The Dietary Supplement Health and Education Act of 1994 ("DSHEA") amended the Federal Food, Drug, and Cosmetic Act (the "FDC Act") to establish a new framework governing the composition, safety, labeling, manufacturing and marketing of dietary supplements. Generally, under the FDC Act, dietary ingredients that were marketed in the United States prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. "New" dietary ingredients (i.e., dietary ingredients that were "not marketed in the United States before October 15, 1994") must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been "present in the food supply as an article used for food" without being "chemically altered." A new dietary ingredient notification must provide the FDA evidence of a "history of use or other evidence of safety" establishing that use of the dietary ingredient "will reasonably be expected to be safe." A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient.

To date, our products have not had “new” ingredients in accordance with FDA regulations and guidance so as to require notification to FDA; however, if notification would be required as to any future ingredients proposed to be used, we would incur additional expenses, which could be significant, and negatively impact our business in several ways, including, but not limited to, enjoining the manufacturing of our products until the FDA determines that we are in compliance.

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FDA monitors drug manufacturers' compliance with its Current Good Manufacturing Practice (CGMP) regulations.  The CGMP regulations for drugs contain minimum requirements for the methods, facilities, and controls used in manufacturing, processing, and packing of a drug product.  The regulations make sure that a product is safe for use, and that it has the ingredients and strength it claims to have. The approval process for new drug and generic drug marketing applications includes a review of the manufacturer's compliance with the CGMP.  FDA inspectors determine whether the firm has the necessary facilities, equipment, and skills to manufacture the new drug for which it has applied for approval.   Decisions regarding compliance with CGMP regulations are based upon inspection of the facilities, sample analyses, and compliance history of the firm. This information is summarized in reports which represent several years of history of the firms.

FDA can issue a warning letter or initiate other regulatory actions against a company that fails to comply with Current Good Manufacturing Practice regulations.  Failure to comply can also lead to a decision by FDA not to approve an application to market a drug. The FTC has taken action not just against supplement manufacturers, but also, in appropriate circumstances, against ad agencies, distributors, retailers, catalog companies, infomercial producers and others involved in deceptive promotions.

Our contract manufacturer is aware of FDA guidelines for labeling, packaging and product regulation, and we rely primarily on our manufacturer for the compliance of our products with FDA manufacturing requirements.

Employees

We currently have two executive employees, our CEO and CFO.

ITEM 1A. Risk Factors

Our business is subject to numerous risk factors, including the following:

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL COMPANY.

We were incorporated in Nevada on January 4, 2016, and acquired Nutriband Ltd. (Ireland) on January 15, 2016.  We have a limited amount of assets or financial resources. The likelihood of our success must be considered in light of the expenses and difficulties in marketing our products to wholesale and other customers. Since we have a limited operating history of marketing our products to the public, we may not be able to continue to operate profitably or to grow our business.

we have NOT had operations OF ANY SIGNIFICANCE since inception and will be required to raise substantial amounts of capital

We will have to obtain significant additional capital, estimated at between $85,000 and $150,000 to continue with development of our proposed business, which may be made more difficult by the opinion of our auditors that sets forth the substantial doubt as to our ability to continue as a going concern. There is no assurance that we will be able to obtain sufficient capital to implement our proposed business plan.

AN INVESTMENT IN THE COMPANY MUST BE CONSIDERED SPECULATIVE.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights. If we raise additional funds through collaboration, strategic alliance and licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, our intellectual property, future revenue streams or grant licenses on terms that are not favorable to us.

AT THIS TIME THERE IS NO UNIVERSAL MARKET ACCEPTANCE OF OUR NUTRITIONAL SUPPLEMENTS.

There is no assurance that we will be successful in commercializing one or more of our nutritional supplement products, it being uncertain whether our products will achieve and sustain high levels of demand, consumer acceptance and market adoption. We are seeking distribution and marketing channels; however, we cannot assure you that any significant degree of market acceptance will result, and that acceptance, if achieved, will be sustained for any significant period or that product life cycles will be sufficient (or substitute products developed) to permit the Company to recover start-up and other associated costs. Failure by us to achieve or sustain market acceptance would have a material adverse effect on our business, financial conditions, and results of operations.

Adverse publicity or consumer perception of our products and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues.

We believe we are highly dependent upon positive consumer perceptions of the safety and quality of our products as well as similar products distributed by other nutrition supplement companies. Consumer perception of nutrition supplements and our products in particular can be substantially influenced by scientific research or findings, national media attention and other publicity about product use. Adverse publicity from these sources regarding the safety, quality or efficacy of nutritional supplements and our products could harm our reputation and results of operations. The mere publication of news articles or reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such news articles or reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

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We are dependent FOR ONLINE SALES, SOCIAL MEDIA MARKETING AND PUBLICITY FOR OUR PRODUCTS on INTERNET AND WIRELESS SERVICE INFRASTRUCTURE AND information technology systems (cyber security).

In marketing our products through the internet and generating publicity over the internet, we are heavily dependent and reliant on availability of Microsoft and Apple computer-based technologies for accessing the Internet and, for wireless devices, technology from Apple (ios phones) and Google (android phones and geo locating services). Our operations are potentially vulnerable to breakdown or other interruption by fire, power loss, system malfunction, unauthorized access and other events such as computer hackings, cyber attacks, computer viruses, worms or other destructive or disruptive software. Likewise, data privacy breaches by employees and others with permitted access to our systems may pose a risk that sensitive data may be exposed to unauthorized persons or to the public. There can be no assurance that our efforts will prevent significant breakdowns, breaches in our systems or other cyber incidents that could have a material adverse effect upon our reputation, business, operations or financial condition of the Company. In addition, significant implementation issues may arise if we consolidate and outsource certain computer operations and application support activities.

We operate in a highly competitive industry IN WHICH WE ARE A SMALL ENTERPRISE COMPARED TO OUR COMPETITORS.

Our revenue would derive from the nutritional supplement market, which is highly competitive, and could be affected by changes in regulatory changes and healthcare spending and policy. The Company is a very small factor in the nutritional supplement market. Substantially all of our competitors and potential competitors are much larger and better financed companies.

We depend heavily on OUR CHIEF EXECUTIVE OFFICER, and HIS departure could harm our business.

The expertise and efforts of Gareth Sheridan, our Chief Executive Officer, are critical to the success of our business. The loss of Mr. Sheridan’s services could significantly undermine our management expertise and our ability to operate our Company.

OUR COMPANY IS PRIVATELY HELD AND THERE IS NO MARKET FOR OUR COMMON STOCK.

There is currently no public market for our common stock, and there can be no assurance that an active market will develop or, if one does develop, that it will be sustained. Transfers of our common stock must be made in strict accordance with all limitations upon transfer imposed by the Federal and applicable state securities laws. In order to ensure total compliance, we may require the opinion of counsel with respect to the applicability of such laws to a transfer.

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ITEM 2.  Financial Information.

NUTRIBAND INC.—SELECTED FINANCIAL DATA

	January 31, 2016	April 30, 2016 (Unaudited)
Statement of operations data:
Net Sales	$0	0
Net Earnings (Loss)	$(400)	(52,081)
Income (Loss) per common share	$(0.00)	(0.00)

Balance sheet data:
Total assets	$330	61,244
Current Liabilities	$11,114	24,861
Long-term obligations	$686	541

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus.  This discussion and analysis contain forward−looking statements that involve risks, uncertainties and assumptions.  Actual results may differ materially from those anticipated in these forward−looking statements as a result of certain factors, including, but not limited to, those presented under the heading of “Risk Factors” and elsewhere in this prospectus.

Overview

The Company was incorporated in the State of Nevada on January 4, 2016. We plan to enter the health supplement market with new applications of transdermal patches for delivery of supplements.

RESULTS OF OPERATIONS

YEAR ENDED JANUARY 31, 2016

Revenues

Our revenue was $0 and we incurred a net loss of $400 for the year ended January 31, 2016.

General and Administrative Expenses

For the year ended January 31, 2016, our general and administrative expenses were $400.

THREE MONTHS ENDED APRIL 30, 2016

Revenues

Our revenue was $0 and we incurred a net loss of $52,081 for the three months ended April 30, 2016.

General and Administrative Expenses

For the three months ended April 30, 2016, our general and administrative expenses were $52,081.

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LIQUIDITY AND CAPITAL REQUIREMENTS

Overview

As of January 31, 2016, the Company had $100 in cash, and at April 30, 2016 cash of $44,573. We do not have sufficient resources to effectuate our business. We expect to incur a minimum of $85,000 in expenses during the next twelve months of operations. We estimate that these expenses will be comprised primarily of general expenses including marketing and research and development costs, overhead, legal and accounting fees.

We will have to raise funds to pay for our expenses. We may have to borrow money from shareholders or issue debt or equity or enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to us. We currently have no arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since we have no such arrangements or plans currently in effect, our inability to raise funds for our operations will have a severe negative impact on our ability to remain a viable company.

Going Concern

The Company has not generated any revenues, has recurring net losses, a working capital deficiency as of January 31, 2016 of $10,784, and a surplus of $36,383 as of April 30, 2016, and used cash in operations of $0 for the year ended January 31, 2016, and of $55,199 in the three month period ended April 30, 2016. In addition, as of January 31, 2016 and April 30, 2016, the Company had accumulated deficits of $26,204 and $78,285, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The ability of the Company to continue its operations is dependent on the execution of management’s plans, which include the raising of capital through the debt and/or equity markets, until such time that funds provided by operations are sufficient to fund working capital requirements. If the Company were not to continue as a going concern, it would likely not be able to realize its assets at values comparable to the carrying value or the fair value estimates reflected in the balances set out in the preparation of the consolidated financial statements.

There can be no assurances that the Company will be successful in generating additional cash from the equity/debt markets or other sources to be used for operations. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary. Based on the Company’s current resources, the Company will not be able to continue to operate without additional immediate funding. Should the Company not be successful in obtaining the necessary financing to fund its operations, the Company would need to curtail certain or all operational activities and/or contemplate the sale of its assets, if necessary.

Estimated 2016 Capital Requirements

We estimate our capital requirements over the next twelve months for the development and marketing of our products to be $85,000 to $150,000.

USE OF ESTIMATES

The preparation of the financial statements requires the Company to make estimates and judgments that affect the reported amount of assets, liabilities, and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to oil and gas properties, intangible assets, income taxes and contingencies and litigation. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes that it is reasonably possible that the following material estimates affecting the financial statements could happen in the coming two years:

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Off Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The discussion and analysis of our plan of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect our reported results of operations and the amount of reported assets and liabilities.

Some accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Actual results may differ from the estimates and assumptions used in the preparation of our consolidated financial statements.

It is the opinion of the Company that inflation has not had a material effect on its operations.

New Financial Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the consolidated financial statements included herewith.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Credit Risk - Our accounts receivables would be subject, in the normal course of business, to collection risks. We plan to assess these risks and establish policies and business practices to protect against the adverse effects of collection risks.

ITEM 3. Properties.

The Company is currently seeking office space for a representative office in the United States. The mailing address of a shareholder in the United States is being used for the purpose of receipt of notices or other communications.

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ITEM 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, as of May 31, 2016, the ownership of our common stock by each person known by us to be the beneficial owner of five percent or more of the Company's voting stock, by the founders of the Company and all directors individually and by all directors and officers of the Company as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown. At May 31, 2016, 22,375,000 shares of common stock were issued and outstanding, reflecting the 5-for-1 forward split in the outstanding common stock effective May 12, 2016.

	Number of Shares Owned Beneficially	Ownership Percentage of Class
Gareth Sheridan 1 Minnowbrook Terenure Road West Dublin, 6W Ireland	14,000,000	62.57%

Serguei Melnik 309 Celtic Ct. Oviedo, Fl 32765	3,000,000	13.41%

Vitalie Botgros Dacia 42, Ap. 20 Chisinau, Moldova	3,000,000	13.41%

Radim Kohut Korunni 40/1193 Marianske hory Ostrava 1 Zip code 70900 Czech Republic	875,000	3.91%

Victor Orindas Cuza Voda 21, Apt 50 Chisinau, Moldova	500,000	2.23%

Simon McDonald 154 Braemor Road Churchtown Dublin, 14 Ireland	500,000	2.23%

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ITEM 5. Directors and Executive Officers.

We have three officers and directors as follows:

Name	Age	Positions and Offices Held
Gareth Sheridan	26	Chief Executive Officer and Director
Vitalie Botgros	43	Chairman of the Board and Director
Serguei Melnik	43	Chief Financial Officer and Director

Gareth Sheridan

Gareth Sheridan is the Founder and CEO of Nutriband Ltd.  In 2012, Nutriband was established as an innovative and progressive supplement company based in Ireland, which was acquired by the Company on January 15, 2016.   Mr. Sheridan attended Stratford College, Dublin, Ireland, from 2002 to 2007, and received a Certificate of Honors graduating from Terenure College in 2008.  He attended Dublin Institute of Technology from 2008 to 2012 and received a B.Sc. in 2012.  Mr. Sheridan concentrated on international economics, venture creation and marketing, and specializes in branding and marketing in his experience with the Company.

Mr. Sheridan also works as a student mentor with 100 Minds, a social enterprise founded in 2013, that brings together some of Ireland’s top college students and connects them with one cause to achieve big goals in a short space of time. This year the project was to raise 1 million euros for Childline Ireland, Mr. Sheridan oversaw the fund raising efforts of six students.

Vitalie Botgros

Mr. Botgros, from 2007 to the present, has been the CEO and shareholder of MJet GmbH, Schwechat, Austria, which specializes in executive business jets management and operations, providing also aviation consulting.  Prior to founding MJet, Mr. Vitalie held specialized positions involving financial management for airline executives, marketing and sales.  Previous positions included project manager and advisor to Group CFO, Transmasholding, Russia, from 2005 to 2006, and a VP Finance and shareholder of Moldavian Airlines SA and Carpathair SA from 1995 to 2004. He is fluent in both Russian and English.

Mr. Botgros attended the State University of the Republic of Moldova from 1990 to 1995, graduating with a degree in law in 1995.

Serguei Melnik

Mr. Melnik has been involved in general business consulting for companies in the U.S. financial markets and setting up the legal and financial framework for operations of foreign companies in the U.S. During the last 5 years, Mr. Melnik, through his consulting company Wolf Blitz Inc. consulted on multiple international trade deals with the clients from Ecuador, Ukraine, Moldova, Romania. Mr. Melnik advised UNR Holdings, Inc. with regard to the initiation of the trading of its stock in the over-the-counter markets in the U.S. From February 2003 to May 2005 he was the Chief Operations Officer and a Board member of Asconi Corporation, Winter Park, Florida, with regard to restructuring the company and listing it on the American Stock Exchange.  Mr. Melnik from June 1995 to December 1996 was a lawyer in the Department of Foreign Affairs, JSC Bank “Inteprinzbanca”, Chisinau, Moldova, and prior thereto practiced law in Moldova in various positions. Mr. Melnik is fluent in Russian, Romanian, English and Spanish.

We selected our directors for their business management and operational experience. Mr. Melnik brings experience in public company reporting and internal controls and day to day operations for a public company. Mr. Botgros brings extensive knowledge of international business and business operations and networks. He is the founder and CEO of a charter jets company of 150 employees based in Vienna, Austria, with clients and business contacts are in many countries, all over the world. We feel that Mr. Botgros is an asset on our Board and may be able to directly to assist the Company in our business in the future.

EMPLOYMENT AGREEMENTS

At this time, we have no employment agreements in effect with any of our executives or employees.

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ITEM 6. Executive Compensation.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (h)	All Other Compensation (i)	Total ($) (j)
Gareth	2016	$-0-							$-0-
Sheridan, CEO	2015	$-0-							$-0-

The Company has no stock option or other executive compensation plans.

The Company does not compensate its three directors separately for services performed in their capacity as directors.

ITEM 7. Certain Relationships and Related Transactions, and Director Independence.

Related Party Transactions

On January 15, 2016, the Company issued founders’ stock as follows (adjusted for 5:1 stock split effective May 12, 2016): 11,500,000 shares to Gareth Sheridan; 3,000,000 shares each to Serguei Melnik and Vitalie Botgros; 875,000 shares to Radim Kohut; 500,000 shares to Victor Orindas; and 500,000 shares to Simon McDonald, the founders of the Company for nominal stated consideration.

In addition, effective January 15, 2016, pursuant to a Share Exchange Agreement, the Company issued 2,500,000 shares of common stock, valued at $13,094, to Gareth Sheridan, our Chief Executive Officer and major shareholder, in exchange for all of the outstanding shares of Nutriband Ltd., the Irish company owned by Mr. Sheridan that was the predecessor to the Company and which is now a subsidiary of the Company.

Director Independence

Two of our directors are executive officers of the Company and would not be classified as “independent” under the rules of the SEC and The New York Stock Exchange. Our board of directors has determined that Vitalie Botgros is not "independent" within the meaning of the applicable rules of the SEC and The New York Stock Exchange.

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ITEM 8. Legal Proceedings.

None.

ITEM 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The common stock of the Company is not traded in any United States or foreign trading market. There are seven holders of the Company’s common stock at May 31, 2016.

The Company has never paid a cash dividend on its common stock and does not anticipate paying dividends in the foreseeable future. It is the present policy of the Company's Board of Directors to retain earnings, if any, to finance the expansion of the Company's business. The payment of dividends in the future will depend on the results of operations, financial condition, capital expenditure plans and other cash obligations of the Company and will be at the sole discretion of the Board of Directors.

The Company does not have, and has not at any time had in effect, any equity compensation plan.

Shares Eligible for Future Sale Under Rule 144

Rule 144 under the Securities Act of 1933, as amended, provides an exemption from the registration requirements of the Securities Act for resales of "restricted securities," which are securities that have been acquired from the issuer of the securities or an affiliate of the issuer in a transaction or chain of transactions not involving a public offering, and for resales of any securities held by an affiliate of the issuer.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns restricted securities of a reporting company may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may sell those securities, but only if they comply with certain restrictions relating to the manner of sale, the availability of current public information about the reporting company, and the filing of a notice of sale. In addition, under Rule 144, affiliates may not sell within any three-month period a number of shares in excess of the greater of:

● 1% of the total number of securities of the same class then outstanding; and

● the average weekly trading volume of such securities as reported through the automated quotation system during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Persons not deemed to be affiliates of the reporting company who have beneficially owned the restricted securities for at least six months but for less than one year may sell these securities, provided that the reporting company is current in its Exchange Act filings. After beneficially owning restricted securities for one year, a non-affiliate of the reporting company may engage in unlimited resales of such securities.

There are 22,375,000 shares of our common stock outstanding.

Of these shares, 2,375,000 shares of our common stock will be freely tradable without restriction under the Securities Act after February 18, 2017, except that any securities held by our affiliates, as that term is defined in Rule 144 under the Securities Act, must generally be sold in compliance with the limitations of Rule 144 described above.

12

ITEM 10. Recent Sales of Unregistered Securities.

The following table sets forth the sales of unregistered securities by the Company since its inception.

Date	Title and Amount (1)	Purchaser	Principal Underwriter	Total Offering Price/Underwriting Discounts
January 15, 2016	19,375,000 shares of common stock	Six original founding shareholders of the Company	NA	$0.001 per share/NA
January 15, 2016	2,500,000 shares of common stock	Issued to Gareth Sheridan in connection with the purchase by the Company of all of the outstanding stock of Nutriband Ltd. (Ireland)	NA	$13,094/NA
February 18, 2016	500,000 shares of common stock, together with a common stock purchase warrant to purchase 100,000 shares, at an exercise price of $3.50 per share not sooner than one year from the execution of the transaction and not later than three years from the closing of the transaction.
		Private Investor	NA	$.20 per share ($100,000 total)/NA

The issuances of Common Stock of the Company set forth in the above table were exempt from registration under the Securities Act of 1933, as amended, under Section 4(2) of that Act as transactions by an issuer not involving any public offering.

ITEM 11. Description of Registrant’s Securities to be Registered.

NOTE: This assumes authorization of class of preferred stock and forward split

Our authorized capital stock consists of 110,000,000 shares of which 100,000,000 are common stock, par value $.001 per share and 10,000,000 are preferred stock, par value $.001 per share. The Articles of Incorporation of the Company as originally filed on January 4, 2016 did not provide for a class of preferred stock. Effective May 12, 2016, the Company amended its articles of incorporation to authorize a new class of 10,000,000 shares of preferred stock, par value $.001 per share and to change each of the 4,475,000 outstanding shares of common stock, par value $.001 per share, into five shares of common stock, par value $.001 per share.

The following statements set forth the material terms of our classes of authorized stock; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, our Articles of Incorporation, as amended.

13

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules.

As of May 31, 2016, we have 22,375,000 shares of common stock issued and outstanding.

Preferred Stock

The Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

As of May 31, 2016, no shares of preferred stock were outstanding.

Transfer Agent

First American Stock Transfer Inc. is the transfer agent for our common stock.

ITEM 12. Indemnification of Directors and Officers.

Indemnification of Directors and Officers

In general Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.751 of the Nevada Revised Statutes requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to provisions of our certificate of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

14

Bylaws

Our Bylaws provide that each director, officer, employee or agent of the Company or another corporation or of a partnership, joint venture, trust, other enterprise, or employee benefit plan, who constitute covered persons, who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative (hereinafter a "proceeding"), shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, as then in effect, against all expense, liability and loss (including attorneys' fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who ceased to be a covered person and shall inure to the benefit of his or her heirs, executors and administrators.

No indemnification is to be provided to any covered person to the extent that such indemnification would be prohibited by Nevada state law or other applicable law as then in effect, nor, with respect to proceedings seeking to enforce rights to indemnification, shall the Company indemnify any covered person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by the Board of Directors of the Company, nor shall the Company indemnify any covered person who shall be adjudged in any action, suit or proceeding for which indemnification is sought, to be liable for any negligence or intentional misconduct in the performance of a duty.

The right to indemnification under our Bylaws includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, except where the Board of Directors shall have adopted a resolution expressly disapproving such advancement of expenses. In any suit against the Company to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  The claimant is presumed to be entitled to indemnification upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the Company), it being a defense to any such action that the claimant has not met the standards of conduct which make it permissible hereunder or under Nevada state law for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company.

The Company may maintain insurance, at its expense, to protect itself and any individual who is or was a director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by the individual in that capacity or arising from his or her status as an officer, director, agent, or employee, whether or not the Company would have the power to indemnify such person against the same liability under Nevada state law.  The Company may enter into contracts with any director or officer of the Company in furtherance of this provision and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect this indemnification.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

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ITEM 13. Financial Statements and Supplementary Data.

NUTRIBAND INC.

16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Nutriband, Inc.

We have audited the accompanying consolidated balance sheet of Nutriband, Inc. as of January 31, 2016, and the related consolidated statements of operations and comprehensive income, stockholders’ deficit, and cash flows for the period ended January 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nutriband, Inc. as of January 31, 2016, and the results of its operations and its cash flows for the period ended January 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has will require additional funding to executive its future strategic business plan. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

May 26, 2016

17

NUTRIBAND INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET

January 31,
2016

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$100
VAT receivable	230
Total Current Assets	330

TOTAL ASSETS	$330

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
Short-term debt to related parties	$9,015
Current portion of long-term debt	900
Accounts payable and accrued expenses	1,199

Total Current Liabilities	11,114

Long-term debt- less current portion	686

Total Liabilities	11,800

Commitments and Contingencies	-

STOCKHOLDERS' DEFICIENCY:
Preferred stock, 10,000,000 shares authorized, -0- outstanding at January 31, 2016	-
Common stock, $.001 par value, 100,000,000 shares authorized; 21,875,000 shares issued and outstanding at January 31, 2016	21,875
Additional paid-in-capital	(8,781)
Accumulated other comprehensive income	1,640
Accumulated deficit	(26,204)
Total Stockholders' Deficiency	(11,470)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$330

See notes to consolidated financial statements

18

NUTRIBAND INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

For the Period January 4, 2016
(Date of formation) through
January 31, 2016

Revenue	$-

Costs and expenses:
Selling, general and administrative expenses	400

Loss from operations before provision for income taxes	(400)

Provision for income taxes	-

Net loss	$(400)

Loss per common share-basic and diluted	$(0.00)

Weighted average common shares outstanding
- basic and diluted	12,962,963

Other Comprehensive Income (Loss):

Net loss	$(400)

Foreign currency translation adjustment	1,640

Total Comprehensive Income	$1,240

See notes to consolidated financial statements

19

NUTRIBAND INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY

					Accumulated
		Common Stock		Additional	Other
		Number of		Paid	Comprehensive	Accumulated
	Total	Shares	Amount	In Capital	Income	Deficit
Balance, January 4, 2016	$-	-	$-	$-	$-	$-

Issuance of common stock to founders	-	19,375,000	19,375	(19,375)	-	-

Acquisition of Nutriband Limited,an entity under common control	(12,710)	2,500,000	2,500	10,594	-	(25,804)

Foreign currency translation adjustment	1,640	-	-	-	1,640	-

Net loss for the period January 4, 2016 (Date of Formation) through January 31, 2016	(400)	-	-	-	-	(400)

Balance, January 31, 2016	$(11,470)	21,875,000	$21,875	$(8,781)	$1,640	$(26,204)

See notes to consolidated financial statements

20

NUTRIBAND INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS

Period January 4, 2016
(Date of formation) through
January 31, 2016
Cash flows from operating activities:
Net loss	$(400)
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	400
Net Cash Used In Operating Activities	-

Cash flows from investing activities:
Net Cash Provided by Investing Activities	-

Cash flows from financing activities:
Proceeds from related parties	100

Net Cash Provided by Financing Activities	100

Net increase (decrease) in cash	100

Cash and cash equivalents - Beginning of period	-

Cash and cash equivalents - End of period	$100

Supplementary information:

Cash paid for:
Interest	$-

Income taxes	$-

Supplemental disclosure of non-cash investing and financing activities:

Common stock issued for acquisition	$13,094

Common stock issued for founder shares	$19,375

Details of Acquisition:

Assets purchased	$230

Liabilities assumed	(13,324)

Net liabilities incurred	(13,094)

Common stock issued	$13,094

See notes to consolidated financial statements

21

NUTRIBAND INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE PERIOD JANUARY 4, 2016 (Date of Formation) through January 31, 2016

1.	Organization

Nutriband Inc. (the “Company” or “Nutriband”) was incorporated in the State of Nevada in January 2016. In January 2016, the Company acquired Nutriband Ltd. (“Nutriband Ltd”), a company registered in Dublin, Ireland, to enter the health supplement market with new applications of transdermal patches for delivery of supplements. Nutriband Ltd. moved manufacturing and operations to the United States during 2016. The product line consists of three products: an Energy Patchline, Weight Management Patchline, and a Multivitamin Patchline.

Going Concern

The consolidated financial statements for the period January 4, 2016 (Date of Formation) through January 31, 2016 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  The Company has a past history of recurring losses from operations.  The Company will require additional funding to execute its future strategic business plan.  Successful business operations and its transition to attaining profitability are dependent upon obtaining additional financing and achieving a level of revenue to support its cost structure.  These factors raise substantial doubt about the Company's ability to continue as a going concern. Management acquired Nutriband Ltd. in 2016 to enter the health supplement market.

Management believes the cash flows from these operations will enable the Company to fund the operations of the consolidated group over the next twelve months. Therefore, the annual financial statements continue to be prepared on a going concern basis.

Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of the Company include the Company and its wholly-owned subsidiary. All material intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities.  On an ongoing basis, the Company evaluates its estimates including, but not limited to, those related to such items as income tax exposures, accruals, depreciable/useful lives, allowance for doubtful accounts and valuation allowances.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from those estimates.

22

Cash and Cash Equivalents

Cash equivalents include short-term investments in money-market funds and certificate of deposits with an original maturity of three months or less when purchased.

Foreign Currency Translation

The functional currency of the Company’s subsidiary is the Euro. The assets and liabilities of the subsidiary are translated into US dollars using the prevailing exchange rate as of the balance sheet date and income and expenses are translated into US dollars using the average exchange rate during the reporting period. Translation adjustments are recorded in other comprehensive income (loss).

Business Combinations

The Company recognized the acquisition of Nutriband Ltd. as a transaction between entities under common control (as defined at ASC 805-50-15-6). The transfer of Nutriband Ltd. Into Nutriband Inc. is recorded at their carrying amounts (as defined at ASC 805-50-25-5) and not at fair value, on the date of transfer (as defined at ASC 805-50-25-2).

Evaluation of Long-lived Assets

Management reviews long-lived assets for potential impairment whenever significant events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  An impairment exists when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the estimated undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If an impairment exists, the resulting write-down would be the difference between fair market value of the long-lived asset and the related net book value.

Income Taxes

Taxes are calculated in accordance with taxation principles currently effective in the United States of America.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent they believe these assets will more-likely-than-not be realized.  In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.  In the event the Company was to determine that it would be able to realize its deferred income tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

23

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash.

The Company's cash and cash equivalents are concentrated primarily in banks in the United States of America.  At times, such deposits could be in excess of insured limits.  Management believes that the financial institutions that hold the Company’s financial instruments are financially sound and, accordingly, minimal credit risk is believed to exist with respect to these financial instruments.

Earnings Per Share

Basic earnings per common share are computed by dividing net earnings by the weighted average number of common shares outstanding during the period.  Diluted earnings per common share are computed by dividing net earnings by the weighted average number of common shares and potential common shares outstanding during the period. As of January 31, 2016, there were no potential common shares.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying consolidated financial statements.

.

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  ASC 820 describes three levels of inputs that may be used to measure fair value.

The Company utilizes the accounting guidance for fair value measurements and disclosures for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis during the reporting period.  The fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based upon the best use of the asset or liability at the measurement date.  The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability.  ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  These tiers are defined as follows:

Level 1	-	Observable inputs such as quoted market prices in active markets
Level 2	-	Inputs other than quoted prices in active markets that are either directly or indirectly observable
Level 3	-	Unobservable inputs about which little or no market data exists, therefore requiring an entity to develop its own assumptions

As of January 31, 2016, there were no financial assets or liabilities that required disclosure.

24

2.	ACQUISITION OF BUSINESS

On January 16, 2016, the Company acquired 100% of Nutriband Ltd., an entity under common control, in exchange for 2,500,000 shares of the Company’s common stock, valued at $13,094, the net liability historical value.

Details of the acquisition are as follows:

Accounts receivable	$230

Liabilities	(13,324)
Net liabilities incurred	(13,094)

Satisfied by:
Common stock issued	$13,094

3.	DEBT

Short-term debt-related parties as of January 31, 2016, consists of loans from officers and related parties, that are interest free and due on demand. As of January 31, 2016, short-term debt amounted to $9,015.

Long-term debt as of January 31, 2016, consists of a loan to South County Dublin Council that is interest free with monthly payments of $75. The loan is due October 2017. As of January 31, 2016, the current portion of long-term debt amounted to $900. The balance of $686 is included in long-term debt.

4.	INCOME TAXES

The Company adopted the provisions of ASC 740, "Income Taxes", ("ASC 740").  As a result of the implementation of ASC 740, the Company recognized no adjustment in the net liability for unrecognized income tax benefits.  The Company believes there are no potential uncertain tax positions and all tax returns are correct as filed.  Should the Company recognize a liability for uncertain tax positions, the Company will separately recognize the liability for uncertain tax positions on its balance sheet.  Included in any liability for uncertain tax positions, the Company will also setup a liability for interest and penalties.  The Company’s policy is to recognize interest and penalties related to uncertain tax positions as a component of the current provision for income taxes.

There is no U.S. tax provision due to losses from U.S. operations during the period January 4, 2016 (Date of Formation) through January 31, 2016.  Deferred income taxes are provided for the temporary differences between the financial reporting and tax basis of the Company's assets and liabilities. The principal item giving rise to deferred taxes is the net operating loss carryforward in the U.S.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  The Company has set up a valuation allowance for losses for certain carryforwards that it believes may not be realized.

5.	STOCKHOLDERS' DEFICIENCY

At a Board meeting held on January 15, 2016, the Company’s Board approved the issuance of 19,375,000 shares to be issued to founders, valued at $19,375.

At a Board meeting held January 15, 2016, the Company’s Board approved the form of a Share Exchange Agreement between the Company and Gareth Sheridan, Chief Executive Officer and a Director of the Company, the purchase of all the outstanding shares and ownership interests of Nutriband Ltd. in exchange for the issuance to Gareth Sheridan of 2,500,000 shares of the Company’s common stock, valued at $13,094, the net liability historical value.

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6.	RELATED PARTY TRANSACTIONS

a)	As of January 31, 2016, Ann Sheridan, mother of the Chief Executive Officer and a Director of Nutriband Ltd., advanced the Company $9,015 for operating capital. The advance is interest free and due on demand.

b)	On January 15, 2016 the Company approved a Share Exchange Agreement between the Company and Gareth Sheridan for the purchase of all the outstanding shares of Nutriband Ltd. in exchange for the issuance to Gareth Sheridan of 2,500,000 shares of the Company’s common stock valued at $13,094.

7.	SUBSEQUENT EVENT

On May 12, 2016, a majority of shareholders of the Company approved an amendment to the Articles of Incorporation. Each share of the Company’s issued and outstanding common stock shall be subject to a 5-for-1 forward stock split. All shares and per share amounts in the financial statements have been retroactively restated to reflect the forward stock split.

In February 2016, the Company issued Nociota Holdings Limited 500,000 shares of common stock in exchange for proceeds of $100,000. In connection with the transaction, the Company issued a warrant to purchase 100,000 shares of common of the Company at an exercise price of $3.50 per share not sooner than one year from the execution of the transaction and not later than three years from the closing of the transaction.

26

NUTRIBAND LIMITED

27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of

Nutriband Limited

We have audited the accompanying balance sheets of Nutriband Limited as of January 4, 2016 and January 31, 2015, and the related statements of operations and comprehensive loss, members’ deficit, and cash flows for the periods ended January 4, 2016 and January 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nutriband Limited as of January 4, 2016 and January 31, 2015, and the results of its operations and its cash flows for the periods ended January 4, 2016 and January 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will require additional funding to execute its future strategic business plan. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

May 26, 2016

28

NUTRIBAND LIMITED
BALANCE SHEETS

	January 4,	January 31,
	2016	2015

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$-	$10
VAT receivable	230	-
Total Current Assets	230	10

TOTAL ASSETS	$230	$10

LIABILITIES AND MEMBERS' DEFICIENCY

CURRENT LIABILITIES:
Short-term debt to related parties	$8,940	$6,466
Short-term debt	1,590	2,663
Accounts payable and accrued expenses	801	1,667

Total Current Liabilities	11,331	10,796

Commitments and Contingencies	-	-

MEMBERS' DEFICIENCY:
Share capital, $1,309 par value, 10 shares authorized; 10 shares issued and outstanding at January 4, 2016 and January 31, 2015, respectively	13,094	13,094
Accumulated other comprehensive income	1,608	1,183
Accumulated deficit	(25,803)	(25,063)
Total Members' Deficiency	(11,101)	(10,786)

TOTAL LIABILITIES AND MEMBERS' DEFICIENCY	$230	$10

See notes to financial statements

29

NUTRIBAND LIMITED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Period Ended	For the Year Ended
	January 4, 2016	January 31, 2015

Revenue	$-	$-

Costs and expenses:
Selling, general and administrative expenses	717	4,935
Total costs and expenses	717	4,935

Loss from operations	(717)	(4,935)

Other expenses:
Interest expense	(23)	(102)
Total other expenses	(23)	(102)

Loss from operations before
Provision for income taxes	(740)	(5,037)

Provision for income taxes	-	-

Net loss	$(740)	$(5,037)

Loss per common share-basic and diluted	$(74.00)	$(503.70)

Weighted average common shares outstanding
- basic and diluted	10	10

Comprehensive Loss:

Net loss	$(740)	$(5,037)

Foreign currency translation adjustment	425	1,968

Total Comprehensive Loss	$(315)	$(3,069)

See notes to financial statements

30

NUTRIBAND LIMITED
STATEMENT OF MEMBERS' DEFICIENCY

					Accumulated
		Share Capital			Other
		Number of		Accumulated	Comprehensive
	Total	Shares	Amount	Deficit	Income
Balance, January 31, 2014	$(7,717)	10	$13,094	$(20,026)	$(785)

Foreign currency translation adjustment	1,968	-	-	-	1,968

Net loss for the year ended January 31, 2015	(5,037)			(5,037)	-

Balance, January 31, 2015	(10,786)	10	13,094	(25,063)	1,183

Foreign currency translation adjustment	425	-	-	-	425

Net loss for the period ended January 4, 2016	(740)	-	-	(740)	-

Balance, January 4, 2016	$(11,101)	10	$13,094	$(25,803)	$1,608

See notes to financial statements

31

NUTRIBAND LIMITED
STATEMENTS OF CASH FLOWS

	For the Period Ended	For the Year Ended
	January 4, 2016	January 31, 2015

Cash flows from operating activities:
Net loss	$(740)	$(5,037)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accounts receivable	(234)	362
Accounts payable and accrued expenses	(816)	1,019
Net Cash Used In Operating Activities	(1,790)	(3,656)

Cash flows from investing activities:
Net Cash Provided by Investing Activities	-	-

Cash flows from financing activities:
Repayment of short-term debt	(988)	(1,056)
Proceeds from related parties	2,768	3,861

Net Cash Provided by Financing Activities	1,780	2,805

Effect of exchange rate change on cash	-	(26)

Net increase (decrease) in cash	(10)	(877)

Cash and cash equivalents - Beginning of period	10	887

Cash and cash equivalents - End of period	$-	$10

Supplementary information:

Cash paid for:
Interest	$-	$-

Income taxes	$-	$-

See notes to financial statements

32

NUTRIBAND LIMITED

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE PERIOD

ENDED JANUARY 4, 2016 and JANUARY 31, 2015

1.	Organization

Nutriband Limited (the “Company” or “Nutriband”) was incorporated in Dublin, Ireland in 2012. The Company is engaged in the health supplement market with new applications of transdermal patches for delivery of supplements. The product line consists of three products: an Energy Patchline, Weight Management Patchline, and a Multivitamin Patchline. On January 4, 2016, the Company was acquired by Nutriband Inc., a company incorporated in the State of Nevada, and moved its manufacturing operations to the United States.

Going Concern

The financial statements for the periods ended January 4, 2016 and January 31, 2015 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  The Company has a past history of recurring losses from operations.  The Company will require additional funding to execute its future strategic business plan.  Successful business operations and its transition to attaining profitability are dependent upon obtaining additional financing and achieving a level of revenue to support its cost structure.  These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company was acquired by Nutriband Inc. in 2016 to enter the health supplement market.

Management believes cash flows from these operations will enable the Company to fund the operations of the consolidated group over the next twelve months. Therefore, the annual financial statements continue to be prepared on a going concern basis.

Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accepted accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities.  On an ongoing basis, the Company evaluates its estimates including, but not limited to, those related to such items as income tax exposures, accruals, depreciable/useful lives, allowance for doubtful accounts and valuation allowances.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents include short-term investments in money-market funds and certificate of deposits with an original maturity of three months or less when purchased.

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Foreign Currency Translation

The functional currency of the Company is the Euro. The assets and liabilities of the subsidiary are translated into US dollars using the prevailing exchange rate as of the balance sheet date and income and expenses are translated into US dollars using the average exchange rate during the reporting period. Translation adjustments are recorded in other comprehensive income (loss).

Evaluation of Long-lived Assets

Management reviews long-lived assets for potential impairment whenever significant events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  An impairment exists when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the estimated undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If an impairment exists, the resulting write-down would be the difference between fair market value of the long-lived asset and the related net book value.

Income Taxes

Taxes are calculated in accordance with taxation principles currently effective in Ireland.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent they believe these assets will more-likely-than-not be realized.  In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.  In the event the Company was to determine that it would be able to realize its deferred income tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash.

The Company's cash and cash equivalents are concentrated primarily in banks in Ireland.  At times, such deposits could be in excess of insured limits.  Management believes that the financial institutions that hold the Company’s financial instruments are financially sound and, accordingly, minimal credit risk is believed to exist with respect to these financial instruments.

Earnings Per Share

Basic earnings per common share are computed by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per common share are computed by dividing net earnings by the weighted average number of common shares and potential common shares outstanding during the period. For the periods ended January 4, 2016 and January 31, 2015 there were no potential common shares.

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Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying financial statements.

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  ASC 820 describes three levels of inputs that may be used to measure fair value.

The Company utilizes the accounting guidance for fair value measurements and disclosures for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis during the reporting period.  The fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based upon the best use of the asset or liability at the measurement date.  The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability.  ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  These tiers are defined as follows:

Level 1	-	Observable inputs such as quoted market prices in active markets
Level 2	-	Inputs other than quoted prices in active markets that are either directly or indirectly observable
Level 3	-	Unobservable inputs about which little or no market data exists, therefore requiring an entity to develop its own assumptions

As of January 4, 2016, there were no financial assets or liabilities that required disclosure.

2.	DEBT

Short-term debt-related parties as of January 4, 2016 and January 31, 2015, consists of loans from officers and related parties, that are interest free and due on demand. As of January 4, 2016 and January 31, 2015, short-term debt-related parties amounted to $8,940 and $6,466 , respectively.

Short-term debt as of January 4, 2016 and January 31, 2015 consists of a grant from the South County Dublin Council to be repaid that is interest free with monthly payments of $70. The repayment of the grant is due October 2017. As of January 4, 2016 and January 31, 2015, short-term debt amounted to $1,590 and $2,663, respectively.

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3.	INCOME TAXES

The Company adopted the provisions of ASC 740, "Income Taxes", ("ASC 740").  As a result of the implementation of ASC 740, the Company recognized no adjustment in the net liability for unrecognized income tax benefits.  The Company believes there are no potential uncertain tax positions and all tax returns are correct as filed.  Should the Company recognize a liability for uncertain tax positions, the Company will separately recognize the liability for uncertain tax positions on its balance sheet.  Included in any liability for uncertain tax positions, the Company will also setup a liability for interest and penalties.  The Company’s policy is to recognize interest and penalties related to uncertain tax positions as a component of the current provision for income taxes.

There is no tax provision due to losses from operations during the year ended January 4, 2016 and January 31, 2015.  Deferred income taxes are provided for the temporary differences between the financial reporting and tax basis of the Company's assets and liabilities. The principal item giving rise to deferred taxes is the net operating loss carryforward in the U.S.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  The Company has set up a valuation allowance for losses for certain carryforwards that it believes may not be realized.

4.	STOCKHOLDERS' EQUITY

The Company has 10 common shares issued and outstanding as of January 4, 2016.

5.	RELATED PARTY TRANSACTIONS

a)	As of January 4, 2016 and January 31, 2015, Ann Sheridan, mother of the Chief Executive Officer and a Director of Nutriband Ltd. (Ireland), advanced the Company $8,940 and $6,466 for operating capital. The advance is interest free and due on demand.

6.	SUBSEQUENT EVENT

On January 15, 2016 the Company approved a Share Exchange Agreement between the Company and Gareth Sheridan for the purchase of all the outstanding shares of Nutriband Ltd. in exchange for the issuance to Gareth Sheridan of 2,500,000 shares of the Nutriband Inc. common stock.

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NUTRIBAND INC.

FINANCIAL STATEMENTS

For the Periods Ended April 30, 2016 and 2015

(UNAUDITED)

37

NUTRIBAND INC.

38

NUTRIBAND INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	April 30,	January 31,
	2016	2016
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$44,573	$100
Prepaid expenses	16,428	-
VAT receivable	243	230
Total Current Assets	61,244	330

TOTAL ASSETS	$61,244	$330

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
Short-term debt to related parties	$9,661	$9,015
Current portion of long-term debt	900	900
Accounts payable and accrued expenses	14,300	1,199

Total Current Liabilities	24,861	11,114

Long-term debt- less current portion	541	686

Total Liabilities	25,402	11,800

Commitments and Contingencies	-	-

STOCKHOLDERS' EQUITY (DEFICIENCY):
Preferred stock, 10,000,000 shares authorized, -0- outstanding at April 30, 2016 and January 31, 2016, respectively	-	-
Common stock, $.001 par value, 100,000,000 shares authorized; 22,375,000 and 21,875,000 shares issued and outstanding at April 30, 2016 and January 31, 2016, respectively	22,375	21,875
Additional paid-in-capital	90,719	(8,781)
Accumulated other comprehensive income	1,033	1,640
Accumulated deficit	(78,285)	(26,204)
Total Stockholders' Equity (Deficiency)	35,842	(11,470)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$61,244	$330

39

NUTRIBAND INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME(LOSS)

(Unaudited)

	Three Months Ended	Three Months Ended
	April 30, 2016	April 30, 2015

Revenue	$-	$-

Costs and expenses:
Selling, general and administrative expenses	52,081	-

Loss from operations before provision for income taxes	(52,081)	-

Provision for income taxes	-	-

Net loss	$(52,081)	$-

Loss per common share-basic and diluted	$(0.00)	$(0.00)

Weighted average common shares outstanding - basic and diluted	22,286,111	-

Other Comprehensive Income (Loss):

Net loss	$(52,081)	$-

Foreign currency translation adjustment	(607)	-

Total Comprehensive Loss	$(52,688)	$-

40

NUTRIBAND INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended	Three Months Ended
	April 30, 2016	April 30, 2015
Cash flows from operating activities:
Net loss	$(52,081)	$-
Adjustments to reconcile net loss to net cash used in operating activities:
Expenses paid on behalf of Company by related party	229
Changes in operating assets and liabilities:
Prepaid expenses	(16,428)	-
Accounts payable and accrued expenses	13,081	-
Net Cash Used In Operating Activities	(55,199)	-

Cash flows from investing activities:
Net Cash Provided by Investing Activities	-	-

Cash flows from financing activities:
Proceeds from sale of common stock	100,000	-
Payment of long-term debt	(229)	-
Payment of related party payables	(100)	-

Net Cash Provided by Financing Activities	99,671	-

Effect of exchange rate on cash	1	-

Net increase (decrease) in cash	44,473	-

Cash and cash equivalents - Beginning of period	100	-

Cash and cash equivalents - End of period	$44,573	$-

Supplementary information:

Cash paid for:
Interest	$-	$-

Income taxes	$-	$-

41

NUTRIBAND INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED APRIL 30, 2016

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated balance sheet as of April 30, 2016 and the consolidated statements of operations, stockholders' deficiency and cash flows for the periods presented have been prepared by Nutriband, Inc. and Subsidiary (the "Company" or "Nutriband") and are unaudited. The consolidated financial statements are prepared in accordance with the requirements for unaudited interim periods, and consequently, do not include all disclosures required to be made in conformity with accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial position, results of operations, changes in stockholders' deficiency and cash flows for all periods presented have been made. The information for the consolidated balance sheet as of January 31, 2016 was derived from audited financial statements of the Company.

Organization

Nutriband Inc. (the “Company” or “Nutriband”) was incorporated in the State of Nevada in January 2016. In January 2016, the Company acquired Nutriband Ltd. (“Nutriband Ltd”), a company registered in Dublin, Ireland, to enter the health supplement market with new applications of transdermal patches for delivery of supplements. Nutriband Ltd. moved manufacturing and operations to the United States during 2016. The product line consists of three products: an Energy Patchline, Weight Management Patchline, and a Multivitamin Patchline.

Going Concern

The consolidated financial statements for the three months ended April 30, 2016 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  The Company has a past history of recurring losses from operations.  The Company will require additional funding to execute its future strategic business plan.  Successful business operations and its transition to attaining profitability are dependent upon obtaining additional financing and achieving a level of revenue to support its cost structure.  These factors raise substantial doubt about the Company's ability to continue as a going concern.

Management acquired Nutriband Ltd. in 2016 to enter the health supplement market. The Company is also exploring some acquisition opportunities which would expand the Company’s operations into the pharmaceutical field, although no agreements have been consummated at this time.

Management believes these acquisitions will be profitable and the cash flows from these operations will enable the Company to fund the operations of the consolidated group over the next twelve months. Therefore, the annual financial statements continue to be prepared on a going concern basis.

Significant Accounting Policies

The Company’s significant accounting policies are summarized in Note 1 of the Company’s Annual Report on Form 10 for the period January 4, 2016 (Date of Formation) through January 31, 2016. There were no significant changes to these accounting policies during the three months ended April 30, 2016 and the Company does not expect that the adoption of other recent accounting pronouncements will have a material effect on its financial statements.

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2.	ACQUISITION OF BUSINESS

On January 16, 2016, the Company acquired 100% of Nutriband Ltd., an entity under common control, in exchange for 2,500,000 shares of the Company’s common stock, valued at $13,094, the net liability historical value.

Details of the acquisition are as follows:

Accounts receivable	$230

Liabilities	(13,324)
Net liabilities incurred	(13,094)

Satisfied by:
Common stock issued	$13,094

3.	DEBT

Short-term debt-related parties as of April 30, 2016, consists of loans from officers and related parties, that are interest free and due on demand. As of April 30, 2016, short-term debt amounted to $9,661.

Long-term debt as of April 30, 2016, consists of a loan from South County Dublin Council that is interest free with monthly payments of $75. The loan is due October 2017. As of April 30, 2016, the current portion of long-term debt amounted to $900. The balance of $541 is included in long-term debt.

4.	STOCKHOLDERS' EQUITY (DEFICIENCY)

On May 12, 2016, a majority of shareholders of the Company approved an amendment to the Articles of Incorporation. Each share of the Company’s issued and outstanding common stock shall be subject to a 5-for-1 forward stock split. All shares and per share amounts in the financial statements have been retroactively restated to reflect the forward stock split.

In February 2016, the Company issued Nociota Holdings Limited 500,000 shares of common stock in exchange for proceeds of $100,000. In connection with the transaction, the Company issued a warrant to purchase 500,000 shares of common of the Company at an exercise price of $0.70 per share not sooner than one year from the execution of the transaction and not later than three years from the closing of the transaction.

At a Board meeting held on January 15, 2016, the Company’s Board approved the issuance of 19,375,000 shares to be issued to founders, valued at $19,375.

At a Board meeting held January 15, 2016, the Company’s Board approved the form of a Share Exchange Agreement between the Company and Gareth Sheridan, Chief Executive Officer and a Director of the Company, the purchase of all the outstanding shares and ownership interests of Nutriband Ltd. in exchange for the issuance to Gareth Sheridan of 2,500,000 shares of the Company’s common stock, valued at $13,094, the net liability historical value.

5.	RELATED PARTY TRANSACTIONS

a)	As of April 30, 2016, Ann Sheridan, mother of the Chief Executive Officer and a Director of Nutriband Limited(Irelend), advanced the Company $9,661 for operating capital. The advance is interest free and due on demand.

b)	On January 15, 2016 the Company approved a Share Exchange Agreement between the Company and Gareth Sheridan for the purchase of all the outstanding shares of Nutriband Ltd. in exchange for the issuance to Gareth Sheridan of 2,500,000 shares of the Company’s common stock valued at $13,094.

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6.	EARNINGS PER SHARE

Basic earnings per common share are computed by dividing net earnings by the weighted average number of common shares outstanding during the period.  Diluted earnings per common share are computed by dividing net earnings by the weighted average number of common shares and potential common shares outstanding during the period. As of April 30, 2016, there were 500,000 potential common shares outstanding, but their effect would be antidilutive.

7.	WARRANTS

The following table summarizes the changes in warrants outstanding and the related price of the shares of the Company’s common stock issued to non-employees of the Company. The warrants were granted in connection with the proceeds of the sale of common stock with Nocioto Holdings Limited in February, 2016. The fair value of the warrants issued amounted to $77,315.

		Exercise	Remaining	Intrinsic
	Shares	Price	Life	Value
Outstanding, February 1, 2016	-	$-	-	$-
Granted	500,000	0.70	2.81 years	-
Expired/Cancelled	-	-		-
Exercised	-	-		-
Outstanding-period ending April 30, 2016	500,000	0.70	2.81 years	-
Exercisable-period ending April 30, 2016	500,000	$0.70	2.81 years	$-

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ITEM 14. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

Not applicable.

ITEM 15. Financial Statements and Exhibits.

(a)	Financial Statements.

1. Financial Statements of Nutriband Inc. at January 31, 2016 (Audited)

Report of Independent Registered Public Accounting Firm

Balance Sheets as of January 31, 2016

Statements of Operations for the period January 4, 2016 (Date of Formation) through January 31, 2016

Statement of Stockholders' Equity for the period January 4, 2016 (Date of Formation) through January 31, 2016

Statement of Cash Flows for the period January 4, 2016 (Date of Formation) through January 31, 2016

Notes to Financial Statements

2. Financial Statements of Nutriband Limited at January 4, 2016 and January 31, 2015 (Audited)

Report of Independent Registered Public Accounting Firm

Balance Sheets as of January 4, 2016 and January 31, 2015

Statements of Operations for the period ended January 4, 2016 and the year ended January 31, 2015

Statement of Stockholders' Equity for the period ended January 4, 2016

Statement of Cash Flows for the period ended January 4, 2016 and the year ended January 31, 2015

Notes to Financial Statements

3. Financial Statements of Nutriband Inc. at April 30, 2016 (Unaudited)

Balance Sheets as of January 31, 2016 and April 30, 2016 (Unaudited)

Statements of Operations for the three month periods ended April 30, 2016 and 2015 (Unaudited)

Statement of Cash Flows for the three month periods ended April 30, 2016 and 2015 (Unaudited)

Notes to Financial Statements (Unaudited)

(b) Exhibits.

Exhibit No.	Description
3.1a	Articles of Incorporation. (Incorporated by reference to Exhibit 3.1a to the Company’s Form 10, filed with the SEC on June 2, 2016.)
3.1b	Amendment to Articles of Incorporation, filed May 12, 2016. (Incorporated by reference to Exhibit 3.1b to the Company’s Form 10, filed with the SEC on June 2, 2016.)
3.2	By-Laws. (Incorporated by reference to Exhibit 3.2 to the Company’s Form 10, filed with the SEC on June 2, 2016.)
10.1	Share Exchange Agreement, dated January 15, 2016. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10, filed with the SEC on June 2, 2016.)
10.2	Quality Agreement, dated July 19, 2016, between Pocono Coated Products LLC and the Company, filed herewith.

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SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NUTRIBAND INC.

By:	/s/ Gareth Sheridan
Gareth Sheridan
Title: President/CEO

Dated: July 27, 2016

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